United States securities and exchange commission logo





                     September 3, 2021

       Peter Wall
       Senior Vice President, Controller and Chief Accounting Officer SEMPRA ENERGY
       488 8th Avenue
       San Diego, California 92101

                                                        Re: Sempra Energy
                                                            Form 10-K for the
Fiscal Year Ended December 31, 2020
                                                            Filed February 25,
2021
                                                            File No. 001-14201

       Dear Mr. Wall :

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Energy & Transportation